Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended September 30, 2014

HIGHLIGHTS

•	SNET bookings of $157 million, up 6% from Q3 last year

•	60-month backlog now above $4 billion

•	Non-GAAP revenue of $250 million, up 16% from Q3 last year

•	Adjusted EBITDA of $66 million, grew 7% from Q3 last year

•	Acquisition of ReD bolsters ACI’s omni-channel retailer offering

•	Updating 2014 financial guidance

NAPLES, FLA — October 30, 2014 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, today announced financial results for the period ended September 30, 2014. Management will host a conference call at 8:30 am ET to discuss these results as well as 2014 financial guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 21274653. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

“Our new sales bookings growth rate is tracking to be double our guidance for the year and our continued cost discipline helped ACI generate EBITDA growth over last year,” commented Phil Heasley, President and CEO, ACI Worldwide. “Aside from foreign currency movements that are reducing our revenue forecast by $10 million, our anticipated model change is moving more quickly than expected with significant growth in our hosted business and UP-enabled solutions adding much more complexity to the renewal opportunities with our largest customers. Our strong sales bookings this year set us up for an improved 2015 and overall, we remain optimistic regarding our long-term strategy, product suite and position in the rapidly changing payments space.”

FINANCIAL SUMMARY

Financial Results for Q3

New sales bookings, net of term extensions (SNET), increased 6% compared to the prior year quarter. Overall sales bookings including term extensions increased 18% compared to prior year. Year-to-date, SNET and total sales bookings are up 22% and 30%, respectively.

We ended Q3 with a 12-month backlog of $898 million and a 60-month backlog of $4.1 billion, both new records. The acquisition of ReD contributed $42 and $205 million, respectively. Excluding this addition and adjusting for foreign currency fluctuation, our 12 month backlog decreased $22 million from last quarter and our 60 month backlog increased $25 million from Q2.

Non-GAAP revenue in Q3 was $250 million, an increase of $34 million, or 16%, above the prior year quarter. Excluding the $35 million contribution from Official Payments and ReD, organic revenue was flat compared to last year.

Non-GAAP operating income was $40 million for the quarter, flat from the prior year quarter. Adjusted EBITDA of $66 million was up 7% from last year’s $62 million. Net EBITDA margin in Q3 2014 was 29% versus 30% margin last year, after adjusting for $25 million and $7 million of pass through interchange fees in Q3 2014 and Q3 2013, respectively.

Q3 non-GAAP net income was $21 million, or $0.18 per diluted share, versus non-GAAP net income of $21 million, or $0.17 per diluted share, in Q3 2013.

ACI ended the third quarter with $60 million in cash on hand. Operating free cash flow (OFCF) for the quarter was $18 million, down from $27 million in Q3 of last year. The third quarter ended with a debt balance of $946 million, up from $753 million in Q2.

Updating Guidance

Foreign currency movements during the quarter have reduced our outlook for full year revenue by $10 million but will have no impact on our margins as our foreign expenses are a natural hedge. We are focused on optimizing our sales for the long-term economic value of the business. Our new forecast assumes a higher contribution from hosted contracts and that several large strategic sales will now sign in 2015. The timing, structure and complexity of these deals will result in lower sales to revenue conversion in the current year. We now expect non-GAAP revenue for the full year 2014 to be in a range of $1.025 to $1.045 billion, down from a range of $1.078 to $1.098 billion. Adjusted EBITDA expectations are now in a range of $265 to $275 million, down from a range of $294 to $304 million. This guidance excludes approximately $18 to $20 million of significant integration-related expenses and includes $2 million for the deferred revenue adjustments. Lastly, our new sales bookings growth rate for the year is expected to be in the double digits.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,000 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion in payments and securities transactions for more than 250 of the leading global retailers, and 21 of the world’s 25 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisitions of S1 Corporation and Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related costs, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) the acquisition of ReD bolstering offerings; (ii) new sales bookings growth expectations; (iii) impact of foreign currency movements; (iv) expectations regarding our business model change; (v) strong sales bookings setting us up for an improved 2015; (vi) lower sales to revenue conversions in 2014; and (vii) expectations regarding revenue, adjusted EBITDA, and sales, net of term extension, guidance in 2014.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources, Official Payments and ReD, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$60,071	$95,059
Receivables, net of allowances of $5,682 and $4,459, respectively	217,450	203,575
Deferred income taxes, net	81,767	47,593
Recoverable income taxes	3,233	2,258
Prepaid expenses	21,141	22,549
Other current assets	26,787	65,328

Total current assets	410,449	436,362

Property and equipment, net	56,275	57,347
Software, net	207,683	191,468
Goodwill	816,931	669,217
Intangible assets, net	255,803	237,693
Deferred income taxes, net	28,564	48,852
Other noncurrent assets	46,316	40,912

TOTAL ASSETS	$1,822,021	$1,681,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,718	$43,658
Employee compensation	39,980	35,623
Current portion of long-term debt	83,381	47,313
Deferred revenue	141,323	122,045
Income taxes payable	3,752	1,192
Deferred income taxes, net	201	753
Other current liabilities	44,181	95,016

Total current liabilities	356,536	345,600

Noncurrent liabilities
Deferred revenue	42,143	45,656
Long-term debt	862,906	708,070
Deferred income taxes, net	15,385	11,000
Other noncurrent liabilities	24,223	27,831

Total liabilities	1,301,193	1,138,157

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at September 30, 2014 and December 31, 2013	698	698
Additional paid-in capital	555,202	542,697
Retained earnings	285,049	263,855
Treasury stock, at cost, 24,882,072 and 23,255,421 shares at September 30, 2014 and December 31, 2013, respectively	(290,655)	(240,241)
Accumulated other comprehensive loss	(29,466)	(23,315)

Total stockholders’ equity	520,828	543,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,822,021	$1,681,851

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
License	$57,653	$56,236	$154,732	$151,306
Maintenance	63,764	60,457	188,572	176,921
Services	28,194	30,240	75,773	81,133
Hosting	100,033	67,006	306,848	172,406

Total revenues	249,644	213,939	725,925	581,766

Operating expenses
Cost of license (1)	5,433	5,888	18,066	17,975
Cost of maintenance, services and hosting (1)	105,319	80,948	325,801	225,392
Research and development	36,321	33,642	112,653	109,182
Selling and marketing	27,078	24,098	82,994	76,710
General and administrative	25,329	24,559	75,127	75,743
Depreciation and amortization	18,295	15,249	52,383	39,696

Total operating expenses	217,775	184,384	667,024	544,698

Operating income	31,869	29,555	58,901	37,068

Other income (expense)
Interest expense	(10,416)	(7,453)	(28,920)	(17,403)
Interest income	98	159	432	501
Other, net	3,614	(3,152)	(1,344)	(1,506)

Total other income (expense)	(6,704)	(10,446)	(29,832)	(18,408)

Income before income taxes	25,165	19,109	29,069	18,660
Income tax expense	9,433	5,347	7,875	5,183

Net income	$15,732	$13,762	$21,194	$13,477

Income per common share
Basic	$0.14	$0.12	$0.18	$0.11
Diluted	$0.14	$0.12	$0.18	$0.11

Weighted average common shares outstanding
Basic	114,484	117,376	114,603	118,537
Diluted	116,428	119,422	116,682	120,598

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$15,732	$13,762
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	4,542	5,569
Amortization	17,583	13,108
Amortization of deferred debt issuance costs	1,527	1,505
Deferred income taxes	2,497	1,436
Stock-based compensation expense	4,554	3,386
Excess tax benefit of stock options exercised and vesting of restricted stock and performance shares	(6,034)	(883)
Other	1,335	(1,382)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(7,731)	3,754
Accounts payable	(3,298)	(4,298)
Accrued employee compensation	(3,341)	3,005
Current income taxes	4,617	2,415
Deferred revenue	(4,405)	(15,856)
Other current and noncurrent assets and liabilities	(3,918)	3,408

Net cash flows from operating activities	23,660	28,929

Cash flows from investing activities:
Purchases of property and equipment	(3,436)	(2,432)
Purchases of software and distribution rights	(7,236)	(2,300)
Acquisition of businesses, net of cash acquired	(204,290)	—

Net cash flows from investing activities	(214,962)	(4,732)

Cash flows from financing activities:
Proceeds from issuance of common stock	704	594
Proceeds from exercises of stock options	6,989	4,309
Excess tax benefit of stock options exercised and vesting of restricted stock and performance shares	6,034	883
Repurchases of common stock	—	(68,580)
Repurchase of restricted stock and performance shares for tax withholdings	(442)	(320)
Proceeds from term portion of credit agreement	150,000	—
Proceeds from issuance of senior notes	—	300,000
Proceeds from revolving credit facility	99,500	—
Repayment of revolving credit facility	(36,000)	(188,000)
Repayment of term portion of credit agreement	(19,854)	(8,871)
Payments on other debt and capital leases	(1,225)	(1,605)
Payment for debt issuance costs	(4,381)	(6,861)

Net cash flows from financing activities	201,325	31,549

Effect of exchange rate fluctuations on cash	(4,934)	3,024

Net increase in cash and cash equivalents	5,089	58,770
Cash and cash equivalents, beginning of period	54,982	107,741

Cash and cash equivalents, end of period	$60,071	$166,511

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$21,194	$13,477
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	15,100	13,533
Amortization	48,174	36,250
Amortization of deferred debt issuance costs	4,207	4,021
Deferred income taxes	(9,637)	(5,340)
Stock-based compensation expense	13,742	11,110
Excess tax benefit of stock options exercised and vesting of restricted stock and performance shares	(10,416)	(2,564)
Other	2,006	653
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(17,010)	25,782
Accounts payable	(6,501)	(15,029)
Accrued employee compensation	(2,682)	(5,007)
Current income taxes	9,345	6,195
Deferred revenue	15,932	5,881
Other current and noncurrent assets and liabilities	(11,471)	(2,402)

Net cash flows from operating activities	71,983	86,560

Cash flows from investing activities:
Purchases of property and equipment	(11,755)	(11,482)
Purchases of software and distribution rights	(14,227)	(6,878)
Acquisition of businesses, net of cash acquired	(204,290)	(264,202)
Other	(1,500)	—

Net cash flows from investing activities	(231,772)	(282,562)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,042	1,532
Proceeds from exercises of stock options	11,106	9,892
Excess tax benefit of stock options exercised and vesting of restricted stock and performance shares	10,416	2,564
Repurchases of common stock	(70,000)	(80,648)
Repurchase of restricted stock and performance shares for tax withholdings	(4,975)	(5,894)
Proceeds from term portion of credit agreement	150,000	300,000
Proceeds from issuance of senior notes	—	300,000
Proceeds from revolving credit facility	149,500	—
Repayment of revolving credit facility	(71,000)	(188,000)
Repayment of term portion of credit agreement	(37,596)	(21,996)
Payments on other debt and capital leases	(7,912)	(13,322)
Payment for debt issuance costs	(4,544)	(16,397)
Distribution to noncontrolling interest	(1,391)	—

Net cash flows from financing activities	125,646	287,731

Effect of exchange rate fluctuations on cash	(845)	(1,547)

Net increase (decrease) in cash and cash equivalents	(34,988)	90,182
Cash and cash equivalents, beginning of period	95,059	76,329

Cash and cash equivalents, end of period	$60,071	$166,511

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

			FOR THE THREE MONTHS ENDED September 30,
	2014		2014	2013		2013
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$249,644	$407	$250,051	$213,939	$1,696	$215,635	$34,416	16%
Total expenses (3)	217,775	(7,332)	210,443	184,384	(8,676)	175,708	34,735	20%
Operating income (loss)	31,869	7,739	39,608	29,555	10,372	39,927	(319)	-1%
Income (Loss) before income taxes	25,165	7,739	32,904	19,109	10,372	29,481	3,423	12%
Income tax expense (benefit) (4)	9,433	2,709	12,142	5,347	3,630	8,977	3,165	35%

Net income (loss)	$15,732	$5,030	$20,762	$13,762	$6,742	$20,504	$259	1%

Depreciation	4,542	—	4,542	5,569	—	5,569	(1,027)	-18%
Amortization - acquisition related intangibles	6,090	—	6,090	4,701	—	4,701	1,389	30%
Amortization - acquisition related software	5,757	—	5,757	4,513	—	4,513	1,244	28%
Amortization - other	5,736	—	5,736	3,894	—	3,894	1,842	47%
Stock-based compensation (5)	4,554	—	4,554	3,386	—	3,386	1,168	34%

Adjusted EBITDA	$58,548	$7,739	$66,287	$51,618	$10,372	$61,990	$4,297	7%

Earnings per share information
Weighted average shares outstanding
Basic (5)	114,484	114,484	114,484	117,376	117,376	117,376
Diluted (5)	116,428	116,428	116,428	119,422	119,422	119,422

Earnings per share
Basic (5)	$0.14	$0.04	$0.18	$0.12	$0.06	$0.17	$0.01	4%
Diluted (5)	$0.14	$0.04	$0.18	$0.12	$0.06	$0.17	$0.01	4%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC and S1 deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $3.3 million for employee related actions, $1.3 million for data center moves and $2.6 million for professional and other fees in 2014 and $5.2 million for employee related actions, $1.0 million for facility closures and $2.5 million for other professional fees in 2013.
(4)	Adjustments tax effected at 35%.
(5)	All references to share and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

	Quarter Ended
	September 30,
Reconciliation of Operating Free Cash Flow (millions)	2014	2013
Net cash provided by operating activities	$23.7	$28.9
Payments associated with acquired opening balance sheet liabilities	0.3	—
Net after-tax payments associated with employee-related actions (4)	2.1	1.5
Net after-tax payments associated with lease terminations (4)	0.2	0.5
Net after-tax payments associated with significant transaction related expenses (4)	2.6	0.9
Less capital expenditures	(10.7)	(4.7)

Operating Free Cash Flow	$18.2	$27.1